EXHIBIT 99.1

RESIDEO ANNOUNCES SELECTED PRELIMINARY THIRD QUARTER REVENUE AND ADJUSTED EBITDA RESULTS, REVISES GUIDANCE FOR FULL YEAR 2019

•	Third Quarter Revenue Expected to be $1.226 Billion and Third Quarter Adjusted EBITDA (Non-GAAP) Expected to be Approximately $77 Million to $79 Million

•	Full Year 2019 Revenue Expected to be Between $4.92 Billion and $5.0 Billion and Full Year 2019 Adjusted EBITDA (Non-GAAP) Expected to be in the Range of $330 Million to $350 Million

•	Products & Solutions Headwinds Primarily Driven by Reduced Customer Demand in RTS Gas Combustion Business and Certain Product Families of Comfort Non-Connected Thermostats

•	Company Launches a Comprehensive Operational and Financial Review Focused on Product Cost/Gross Margin Improvement and G&A Simplification

AUSTIN, Texas, Oct. 22, 2019 – Resideo Technologies, Inc. (NYSE: REZI), a leading global provider of home comfort and security solutions, today announced that its adjusted EBITDA (non-GAAP) for the third quarter of 2019 is estimated to be approximately $77 million to $79 million. Revenue for the third quarter is anticipated to be $1.226 billion, representing a 2% growth rate year-over-year.

In the third quarter, the ADI Global Distribution business continued to grow as planned. The Products & Solutions segment experienced revenue decline in certain product families of the Comfort business and in its Residential Thermal Solutions (RTS) gas combustion business. We believe the RTS slowdown was driven by certain recent regulatory changes and a general slowdown across large OEM customers in the sector.

The Comfort business declines were primarily due to lower sales volumes in non-connected thermostats. We believe a poor pre-spin cutover from the prior generation of non-connected thermostats to the T-Series line impacted the adoption of mid-level T-Series thermostats. The cutover effects became markedly more pronounced in the third quarter after the prior generation of non-connected thermostats were discontinued. The company is working with its channel partners to enhance and better position the T-Series and expects significant improvement in 2020.

The company expects these headwinds to continue into the peak winter demand period, which is expected to reduce previously anticipated full-year 2019 Products & Solutions segment revenue by approximately $110 million. Approximately $66 million of this expected shortfall is from Comfort and $22 million from RTS, with the related gross margin and adjusted EBITDA impacts. While the Security business continues to grow, a single large new customer delayed the start date of its purchases beyond the fourth quarter, resulting in an expected negative impact on fourth-quarter revenue of approximately $22 million.

The company’s new generation security products and connected thermostats have experienced solid growth. However, with the transition, these products have yet to benefit from lifecycle value engineering, adversely impacting full-year 2019 Products & Solutions segment gross margins. The company is actively investing in its value engineering team and expects meaningful improvement to gross margins over the next 18 months.

As a result, the company is updating its full-year 2019 adjusted EBITDA guidance to be in the range of $330 million to $350 million, compared to previously expected $410 million to $430 million. The company also is updating its full-year 2019 guidance for revenue growth to 2% to 4%, as compared to previously expected 2% to 5%.

Operational and Financial Review

Resideo has begun a comprehensive operational and financial review, focused on improving gross margins and optimizing its organizational footprint. The aim of the review is to simplify internal processes that will enable Resideo to be more agile in responding to changing customer and marketplace dynamics. The company has retained industry-recognized experts in supply chain optimization and organizational excellence to assist in the review.

The review will build upon the previously announced cost optimization program, which is on track to achieve approximately $15 million in realized savings in 2019 and $50 million in run-rate savings by the end of 2020. The new operational and financial review is expected to capture incremental gross margin and operating expense savings in 2020. We believe significant gross margin opportunity exists in Comfort and Security products through value engineering cost reductions. Resideo plans to provide a detailed report of planned actions, anticipated timelines, and progress made to date in conjunction with the announcement of its fourth-quarter and full-year 2019 financial results, expected in February 2020.

“While I am disappointed in our preliminary results for the third quarter, we remain confident in the fundamentals of our business,” said Mike Nefkens, president and CEO of Resideo. “The issues impacting our second-half 2019 results underscore the urgency to simplify our operations, reduce our cost structure, increase agility throughout the organization and drive adoption of our products in the professional, do-it-for-me channel where Resideo is a market leader. We are aggressively addressing challenges through a comprehensive operational and financial review of the company, with a particular focus on the Products & Solutions segment. We are targeting areas to drive improved financial performance and are confident we are pursuing the necessary changes to deliver superior shareholder value.”

Earnings Conference Call

The company expects to announce third quarter 2019 results on Wednesday, Nov. 6, and host a conference call and webcast with investors on Thursday, Nov. 7. Conference call and webcast details will be provided approximately one week prior to earnings.

About Resideo

Resideo is a leading global provider of critical comfort and security solutions primarily in residential environments, and distributor of low-voltage electronic and security products. Building on a 130-year heritage, Resideo has a presence in more than 150 million homes, with 15 million systems installed in homes each year. We continue to serve more than 110,000 contractors through leading distributors, including our ADI Global Distribution business, which exports to more than 100 countries from more than 200 stocking locations around the world. Resideo is a $4.8 billion company with approximately 13,000 global employees. For more information about Resideo, please visit www.resideo.com.

Contacts:
Media:	Investors:
Trent Perrotto	Michael Mercieca
(512) 726-3512	(512) 779-8646
trent.perrotto@resideo.com	michael.mercieca@resideo.com
investorrelations@resideo.com

Forward-Looking Statements

This release contains “forward-looking statements.” All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, those described under the headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended Dec. 31, 2018 and our other periodic reports filed with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, such as guidance regarding full-year 2019, our ability to realize cost reductions over the lifecycle of our products and realize related gross margin opportunity, the commencement, progress and results of the comprehensive operational and financial review, including our ability to improve gross margins, optimize our organizational footprint, and simplify our internal processes, our cost optimization program and our ability to achieve $15 million of realized savings in 2019 and $50 million of run-rate savings by the end of 2020, and our ability to work with our professional partners to better position the T-Series and the related expected significant sales improvement in 2020, each of which speak only as of the date of this release. Forward looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

The company has not yet closed and finalized its financial statement review process for the third quarter and full year of 2019. As a result, the information in this release is preliminary and based upon information available to the company as of the date of this release, and thus remains subject to the completion of the normal quarter-end accounting procedures and adjustments. During the course of the company’s review process, items may be identified that would require the company to make adjustments, which could result in changes to its preliminary selected financial information above. As a result, the preliminary selected financial information above is forward-looking information and subject to risks and uncertainties, including possible adjustments to such information, as further described above.

Non-GAAP Financial Measures

This release includes adjusted EBITDA which is not a metric that is compliant with generally accepted accounting principles in the United States (GAAP). This non-GAAP financial measure is adjusted for certain items (including environmental expense, the Honeywell reimbursement agreement expense, stock-based compensation, repositioning costs, spin-related and other expenses) and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. This metric should be considered in addition to, and not as a replacement for, the most comparable GAAP measure. The company is unable to provide preliminary results for the comparable GAAP measure of adjusted EBITDA for the third quarter and full-year 2019 results without unreasonable efforts because the exact amount of certain items added to the comparable GAAP measure to determine adjusted EBITDA is not currently determinable until the closing procedures for the quarter and full-year 2019 are complete. Accordingly, the company is unable to provide reconciliations from GAAP to non-GAAP for adjusted EBITDA without unreasonable effort. It is important to note that the items that are added to the comparable GAAP measure to determine adjusted EBITDA may be material to the company’s third quarter and full-year 2019 results in accordance with GAAP.

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